Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-122977
Pricing Supplement to the Prospectus Supplement No. 488 dated March 15, 2005 — No. 513

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $100,000,000 Exchangeable Notes due August 2009 (Exchangeable for Ordinary Shares of Sony Corporation)
        This pricing supplement and the accompanying prospectus supplement no. 488, relating to the exchangeable notes, should be read together. Because the exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 488 should also be read with the accompanying prospectus dated March 15, 2005, as supplemented by the accompanying prospectus supplement dated March 15, 2005. Terms used here have the meanings given them in the accompanying prospectus supplement no. 488, unless the context requires otherwise.
        The exchangeable notes offered by this pricing supplement, which we call the “notes” or the “offered notes”, have the terms described in the accompanying prospectus supplement no. 488, as supplemented or modified by the following:
Issuer: The Goldman Sachs Group, Inc.
Face amount: $100,000,000 in the aggregate for all the offered notes
Original issue price: 100% of the face amount
Net proceeds to the issuer: 99.75% of the face amount
Trade date: August 5, 2005
Settlement date (original issue date): August 12, 2005
Stated maturity date: August 3, 2009, unless extended for up to six business days
Interest rate (coupon): 0.0% per annum; the offered notes will not bear interest
Index stock and index stock issuer: ordinary shares of Sony Corporation (Tokyo Stock Exchange code: “6758”)
Specified currency: U.S. dollars (USD or $) and Japanese Yen (JPY or ¥); any payments of principal on the notes will be made in U.S. dollars
Principal amount: on the stated maturity date, we will pay the holder of an offered note, for each $1,000 investment, cash equal to the maturity cash value, unless an automatic exchange occurs, in which case we will deliver to the holder of an offered note, index stock in an amount equal to the automatic exchange shares or cash having a value equal to the maturity cash value
Exchange rate: 28.8869 shares of index stock for each $1,000 investment, subject to anti-dilution adjustment
Conversion price: ¥3,851.225, subject to anti-dilution adjustment (as described below)
Automatic exchange shares: a number of shares of index stock equal to, the maturity cash value times the final foreign currency exchange rate, divided by the final index stock price. Upon automatic exchange, we may, in our sole discretion, elect to pay the cash value at maturity of the index stock we would otherwise be obligated to deliver, as described in the accompanying prospectus supplement no. 488
Maturity cash value: for each $1,000 investment, assuming no anti-dilution events, an amount in cash equal to:

•	if the final stock price is less than or equal to the conversion price, $1,000, or

•	if the final stock price is greater than the conversion price, an amount equal to: (i) the difference of the final stock price minus the conversion price, multiplied by (ii) the exchange rate divided by the final foreign exchange rate, plus (iii) $1,000
Final foreign currency exchange rate: the JPY/ USD spot foreign exchange rate specified on the Reuters FEDSPOT page (or any successor or replacement page) when the Tokyo Stock Exchange closes for trading on the determination date (other than when a currency disruption event shall have occurred or be occurring)
Final stock price: the closing price of the index stock on the determination date
No voluntary exchange right: the holder will not be entitled to elect to exchange the outstanding face amount of the note, in whole or in part, at any time, for index stock at the exchange rate; provided, however, that the holder will be entitled to the benefit, if any, of an automatic exchange. See “General Terms of the Exchangeable Notes — Automatic Exchange” in the accompanying prospectus no. 488. The voluntary exchange provisions described under “General Terms of the Exchangeable Notes — Holder’s Exchange Right” and throughout the accompanying prospectus supplement no. 488 will not apply to your note
No issuer call right: we will not be permitted to redeem the notes at any time before the stated maturity date. The call provisions described under “General Terms of the Exchangeable Notes — Our Call Right” and throughout the accompanying prospectus supplement no. 488, including provisions for an automatic exchange on a call date, will not apply to your note
Reference price of index stock: ¥3,730 per share
Denominations: face amount of $1,000 and $1,000 integral multiples thereof
ISIN no.: XS0227370664
Common code: 022737066
        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read “Additional Risk Factors Specific to Your Note” beginning on page S-2 of this pricing supplement and on page S-3 of the accompanying prospectus supplement no. 488 so that you may better understand those risks.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
Goldman, Sachs & Co.

Pricing Supplement dated August 5, 2005.

No listing:	The offered notes will not be listed on any securities exchange or interdealer market quotation system.

Anti-dilution events in respect of the conversion price:	If an event requiring anti-dilution adjustment occurs in respect of the exchange rate as described under the subsections “Stock Splits”, “Reverse Stock Splits”, “Stock Dividends”, “Other Dividends and Distributions” and “Transferable Rights and Warrants” under “Anti-dilution Adjustments” in the accompanying prospectus supplement no. 488, the conversion price will be correspondingly adjusted as a result of such dilution event such that the product of the conversion price and the exchange rate remains constant.

For illustration purposes, if the exchange rate were to be adjusted by a factor of 0.5 upon the occurrence of a 2-for-1 reverse stock split dilution event, the conversion price would be correspondingly adjusted by a factor of 2 such that the product of the exchange rate and the conversion rate is a constant before and after the stock split dilution event. For greater clarity:

• Before the 2-for-1 reverse stock split dilution event: 28.8869 (the exchange rate) x ¥3,851.225 (the conversion price) = 111,249.95.

• After the 2-for-1 reverse stock split dilution event: 14.44345 (the adjusted exchange rate) x ¥7,702.45 (the adjusted conversion price) = 111,249.95.

Anti-dilution adjustments in respect of the conversion price will be made by the calculation agent in a similar manner to anti-dilution adjustments in respect of the exchange rate, which are described in greater detail under “General Terms of the Exchangeable Notes — Anti-dilution Adjustments — How Adjustments Will Be Made” in the accompanying prospectus supplement no. 488.

Notwithstanding the above, if an anti-dilution adjustment occurs in respect of the exchange rate as described under the subsection “Reorganization Events” under “Anti-dilution Adjustments” in the accompanying prospectus supplement no. 488, for purposes of determining the maturity cash value, the final stock price will be deemed to be the value of the reference amount in respect of one share of index stock (i.e., the value of the amount and type of property distributed in respect of one share of index stock) and the conversion price will remain unchanged.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practicable, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

Additional risk factors specific to your note:	Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Note on the Date of this Pricing Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) is Significantly Less than the Original Issue Price

The value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to Your Note — The Market Price of Your Note May Be Influenced by Many Unpredictable Factors” in the accompanying prospectus supplement no. 488.

Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your note; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to Your Note — Your Note May Not Have an Active Trading Market” in the accompanying prospectus supplement no. 488.

The Return on Your Note is Subject to Foreign Currency Exchange Rate Risk

Any amount we pay on the stated maturity date will be based upon the difference between the final index stock price and a conversion price of ¥3,851.225. Fluctuations in the foreign currency exchange rate between the Japanese Yen (in which the index stock price is quoted) and the U.S. dollar (in which your note is denominated and in which all payments, if any, will be made) will affect the market price of your note and the amount payable at maturity. For example, if the U.S. dollar appreciates relative to the Japanese Yen, we expect that the market value of your note will decrease, and conversely, if the U.S. dollar depreciates relative to the Japanese Yen, we expect that the market value of your note will increase.

The JPY/ USD foreign currency exchange rate varies over time, and may vary considerably during the life of your note. Changes in the JPY/ USD foreign currency exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions in Japan and the United States, including economic and political developments in other countries. Of particular importance are:

• rates of inflation;

• interest rate levels;

• the balances of payments among countries;

• the extent of governmental surpluses or deficits in Japan and the United States; and

• other financial, economic, military and political factors.

The market value of the note and payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the index stock or other de facto restrictions on the repatriation of U.S. dollars, such as a currency disruption event (as defined under “Additional terms specific to your note — Special Calculation Provisions — Currency Disruption Event” below).

We Can Postpone the Stated Maturity Date if a Currency Disruption Event Occurs

If the calculation agent determines that, on the determination date, a currency disruption event occurs or is continuing, the determination date will be postponed until the first trading day on which no currency disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the final foreign currency exchange rate is not available on the determination date because of a continuing currency disruption event or for any other reason, the calculation agent will nevertheless determine the maturity cash value based on its own assessment, made in its sole discretion, of the final foreign currency exchange rate at that time.

Your Note is Linked to Sony Corporation Ordinary Shares, Which Do Not Trade in the United States and, Therefore, an Investment in Your Note is Subject to Risks Associated with Securities Traded Outside the United States

While Sony Corporation American Depositary Shares (“ADSs”) are listed and traded in the United States, Sony

Corporation ordinary shares are not. On the stated maturity date, you may have the right to receive Sony Corporation ordinary shares and not Sony Corporation ADSs. We may, however, at our sole option, elect to pay cash in exchange for your note on the stated maturity date, in which case you will have no right to receive any Sony Corporation ordinary shares on that date. Sony Corporation ordinary shares trade on a foreign securities market, the Tokyo Stock Exchange. The Tokyo Stock Exchange may have less liquidity and be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets, all of which may adversely affect the trading price of the Sony Corporation ordinary shares or impair your ability to buy or sell Sony Corporation ordinary shares.

An Investment in the Offered Notes Is Subject to Risks Associated with the Japanese Securities Markets

The index stock has been issued by a Japanese company. You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the foreign currency exchange rate between the Japanese Yen and the U.S. dollar. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. The Japanese economy has been troubled by negative or low rates of growth for many years. Many Japanese stocks have performed poorly over an extended period.

Additional terms specific to your note:	Payment of Principal on Stated Maturity Date — Consequences of a Currency Disruption Event

If a currency disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next following trading day on which a currency disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days.

If the determination date is postponed to the last possible day, but a currency disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that the final foreign exchange rate is not available on the last possible determination date because of a continuing currency disruption event or for any other reason, the calculation agent will nevertheless determine the final foreign currency exchange rate based on its assessment, made in its sole discretion, of the foreign exchange rate at that time.

If a currency disruption event occurs or is continuing on a day on which a foreign exchange transaction executed on the determination date would otherwise settle, then, if such currency disruption event is continuing on each day up to and including the business day immediately preceding the stated maturity date will be postponed to the next business day following the date on which such currency disruption event ceases, provided that the stated maturity date will never be earlier than August 3, 2009 or later than the fifth business day after August 3, 2009, or if August 3, 2009 is not a business day, no later than the sixth business day after August 3, 2009. If the currency disruption event is continuing on the business day immediately preceding the last possible day of the postponed stated maturity date, then the calculation agent will, notwithstanding the availability of a final foreign currency exchange rate on the determination date, adjust the final foreign currency exchange rate to reflect a lack of convertibility, based on the calculation agent’s assessment, made in its sole discretion of a lack of convertibility of the Japanese Yen.

For the avoidance of doubt, if a currency disruption event constitutes or coincides with any market disruption event, the terms of the notes shall be adjusted by the calculation agent, in its sole discretion to reflect the currency disruption event only after any necessary adjustments have been made as a result of the market disruption event.

Special Calculation Provisions — Currency Disruption Event

A currency disruption event with respect to the Japanese Yen means the occurrence or continuance of any of the following, as determined by the calculation agent:

• the failure by the Japanese Central Bank (or any successor to the Japanese Central Bank as the central and monetary authority of Japan) to approve to the extent legally required or permit the exchange of Japanese Yen for U.S. dollars, or any other action of the Japanese Central Bank or the government of Japan, or any agency or subdivision thereof (including the promulgation, operation or enforcement of any law, act, decree, regulation, ordinance, order, policy or determination, or modification of, or change in the interpretation of any of the foregoing), or any event in Japan that has the effect of preventing such exchange, the transfer of any U.S. dollars from accounts in Japan to accounts outside of Japan or the transfer of Japanese Yen between accounts in Japan to a person that is a non-resident of Japan by The Goldman Sachs Group, Inc. or any of its affiliates, or if U.S. dollars are unavailable in any legal exchange market for purchase with Japanese Yen settled through the banking system of Japan in accordance with normal commercial practice; provided that any such failure, action, event or unavailability is not the result of the failure by The Goldman Sachs Group, Inc. or any of its affiliates to comply with all legal requirements of Japan (unless such legal requirements are imposed after the trade date for your note) except if and when required by U.S. law;

• the failure of the Japanese Central Bank or the government of Japan, or any agency or subdivision thereof, to make timely payment in full of any principal, interest or other amounts due on any security issued by such entity;

• a declared moratorium, waiver, deferral, repudiation or rescheduling of any security issued by the Japanese Central Bank or the government of Japan, or any agency or subdivision thereof, or the amendment or modification of the terms and conditions of the security issued by such entity in a way that in any such case has a material adverse effect on the holders of such security;

• the existence of any restriction on the receipt within Japan or the repatriation outside of Japan of all or any portion of the principal, interest, capital gains or other proceeds of assets owned by foreign persons or entities in Japan, including but not limited to any restriction imposed by the Japanese Central Bank or the government of any member state of Japan or any agency or subdivision thereof;

• a declaration of a banking moratorium or any suspension of payments by banks in Japan;

• any expropriation, confiscation, requisition, nationalization or other action by the Japanese Central Bank or the government of Japan, or any agency or subdivision thereof that could deprive any party in Japan, including The Goldman Sachs Group, Inc. or any of our affiliates which has an interest in the offered notes, of all or a substantial portion of its assets (including rights to receive payment) in Japan; provided that such actions are not the result of the failure of The Goldman Sachs Group, Inc. or any of its affiliates to comply with all legal requirements of Japan (unless such legal requirements are imposed after the trade date for your note or constitute an expropriation in and of themselves) except if and when required by U.S. law; or

• any war (whether or not declared), revolution, insurrection or hostile act that prevents the transfer of U.S. dollars outside of Japan or lawfully converting Japanese Yen to U.S. dollars.

Sony Corporation:	According to its publicly available documents, Sony Corporation is an audio and video equipment company. Information filed with the SEC by Sony Corporation under the Exchange Act can be located by referencing its SEC file number: 001-06439.

Historical trading price information:	The index stock is traded on the Tokyo Stock Exchange under the code “6758”. The following table shows the quarterly high, low and final closing prices for the index stock as traded on the Tokyo Stock Exchange for the four calendar quarters in each of 2003 and 2004 and for the three calendar quarters in 2005, through August 5, 2005. The index stock prices are quoted in JPY. We obtained the trading price information shown below from Bloomberg Financial Services, without independent verification.

The actual performance of the index stock over the life of the offered notes may bear little relation to the historical trading prices of the index stock shown below.

	High	Low	Close

2003
Quarter ended March 31	5,110	4,080	4,200
Quarter ended June 30	4,190	2,720	3,380
Quarter ended September 30	4,410	3,430	3,900
Quarter ended December 31	4,200	3,520	3,710
2004
Quarter ended March 31	4,660	3,710	4,360
Quarter ended June 30	4,670	3,890	4,110
Quarter ended September 30	4,160	3,590	3,760
Quarter ending December 31	3,970	3,650	3,960
2005
Quarter ended March 31	4,400	3,760	4,270
Quarter ended June 30	4,390	3,780	3,820
Quarter ending September 30 (though August 5, 2005)	4,000	3,670	3,720
Closing price on August 5, 2005			3,720

As indicated above, the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall, and you should not view the historical prices of the index stock as an indication of future performance. See “Additional Risk Factors Specific to Your Note — The Market Price of Your Note May Be Influenced by Many Unpredictable Factors” in the accompanying prospectus supplement no. 488.

Hypothetical returns table:	In the tables below, we compare the total pretax return on owning the index stock to the total pretax return on owning your note, in each case during the period from the trade date to the stated maturity date. The information in the tables is based on hypothetical market values for the index stock and your note at the end of this period, and on the key terms and assumptions stated in the box below.

The index stock has been highly volatile in the past and its performance cannot be predicted for any future period. The actual performance of the index stock over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical trading prices of the index stock shown above or to the hypothetical return examples shown below.

Key Terms and Assumptions

Original issue price, expressed as a percentage of the face amount	100%
Exchange rate for each $1,000 investment	28.8869 shares
Reference price of index stock	¥3,730 per share
Conversion price	¥3,851.225 per share
Annual index stock dividend yield, expressed as a percentage of the reference price of the index stock (assumed)	0.67%
Initial foreign currency exchange rate	111.25 (JPY/USD)
Automatic exchange in full on the stated maturity date (assumed)
No anti-dilution adjustments to exchange rate (assumed)
No market disruption event occurs (assumed)

We calculate the total pretax return on your note based on the exchange rate of 28.8869 shares of the index stock for each $1,000 investment.

The closing price of the index stock must be, on the determination date, more than the conversion price of ¥3,851.225 per share in order for the holder of a note to receive stock or cash having a value in excess of the principal amount (100% of the outstanding face amount) on the stated maturity date. The conversion price is higher than the reference price of ¥3,730 per share.

The following tables assume that the stated dividends will be paid on the index stock, as shown in the box above, from the trade date to the stated maturity date. We do not know, however, whether or to what extent the issuer of the index stock will pay dividends in the future. These are matters that will be determined by the issuer of the index stock and not by us. Consequently, the amount of dividends actually paid on the index stock by its issuer, and, therefore, the rate of pretax return on the index stock during the life of the offered notes, may differ substantially from the information reflected in the table below.

As described above under “Additional risk factors specific to your note — The Return on Your Note is Subject to Currency Exchange Risk”, fluctuations in the foreign currency exchange rate between the Japanese Yen and the U.S. dollar will affect the market value of your note and the amount payable at maturity.

The following tables demonstrate the effect of such fluctuations by calculating the total pretax return on your note based on assumed final foreign currency exchange rates of 90 (JPY/USD), 111.25 (JPY/USD) and 140 (JPY/USD), respectively.

The following table assumes a final foreign currency exchange rate of 90 (JPY/USD) on the determination date. This is the case where the Japanese Yen appreciates against the U.S. dollar.

Index Stock			Your Note

	Hypothetical	Hypothetical	Hypothetical
Hypothetical	Closing Price on	Pretax Total	Market Value on	Hypothetical
Closing Price	Stated Maturity	Return on	Stated Maturity	Pretax Total
on Stated	Date as % of	the Index	Date as % of	Return on
Maturity Date	Reference Price	Stock	Face Amount	Your Note

—	0%	-97.3%	100.0%	0.0%
1,865.00	50%	-47.3%	100.0%	0.0%
2,238.00	60%	-37.3%	100.0%	0.0%
2,611.00	70%	-27.3%	100.0%	0.0%
2,984.00	80%	-17.3%	100.0%	0.0%
3,357.00	90%	-7.3%	100.0%	0.0%
3,730.00	100%	2.7%	100.0%	0.0%
3,851.23	103.25%	5.9%	100.0%	0.0%
4,103.00	110%	12.7%	108.1%	8.1%
4,476.00	120%	22.7%	120.1%	20.1%
4,849.00	130%	32.7%	132.0%	32.0%
5,222.00	140%	42.7%	144.0%	44%
5,595.00	150%	52.7%	156.0%	56%
5,968.00	160%	62.7%	167.9%	67.9%
6,341.00	170%	72.7%	179.9%	79.9%
6,714.00	180%	82.7%	191.9%	91.9%
7,087.00	190%	92.7%	203.9%	103.9%
7,460.00	200%	102.7%	215.8%	115.8%

The following table assumes a final foreign currency exchange rate of 111.25 (JPY/USD) on the determination date. This is the case where the Japanese Yen remains unchanged against the U.S. dollar.

Index Stock			Your Note

	Hypothetical	Hypothetical	Hypothetical
Hypothetical	Closing Price on	Pretax Total	Market Value on	Hypothetical
Closing Price	Stated Maturity	Return on	Stated Maturity	Pretax Total
on Stated	Date as % of	the Index	Date as % of	Return on
Maturity Date	Reference Price	Stock	Face Amount	Your Note

—	0%	-97.3%	100.0%	0.0%
1,865.00	50%	-47.3%	100.0%	0.0%
2,238.00	60%	-37.3%	100.0%	0.0%
2,611.00	70%	-27.3%	100.0%	0.0%
2,984.00	80%	-17.3%	100.0%	0.0%
3,357.00	90%	-7.3%	100.0%	0.0%
3,730.00	100%	2.7%	100.0%	0.0%
3,851.23	103.25%	5.9%	100.0%	0.0%
4,103.00	110%	12.7%	106.5%	6.5%
4,476.00	120%	22.7%	116.2%	16.2%
4,849.00	130%	32.7%	125.9%	25.9%
5,222.00	140%	42.7%	135.6%	35.6%
5,595.00	150%	52.7%	145.3%	45.3%
5,968.00	160%	62.7%	155.0%	55.0%
6,341.00	170%	72.7%	164.6%	64.6%
6,714.00	180%	82.7%	174.3%	74.3%
7,087.00	190%	92.7%	184.0%	84.0%
7,460.00	200%	102.7%	193.7%	93.7%

The following table assumes a final foreign currency exchange rate of 140 (JPY/USD) on the determination date. This is the case where the Japanese Yen depreciates against the U.S. dollar.

Index Stock			Your Note

	Hypothetical	Hypothetical	Hypothetical
Hypothetical	Closing Price on	Pretax Total	Market Value on	Hypothetical
Closing Price	Stated Maturity	Return on	Stated Maturity	Pretax Total
on Stated	Date as % of	the Index	Date as % of	Return on
Maturity Date	Reference Price	Stock	Face Amount	Your Note

—	0%	-97.3%	100.0%	0.0%
1,865.00	50%	-47.3%	100.0%	0.0%
2,238.00	60%	-37.3%	100.0%	0.0%
2,611.00	70%	-27.3%	100.0%	0.0%
2,984.00	80%	-17.3%	100.0%	0.0%
3,357.00	90%	-7.3%	100.0%	0.0%
3,730.00	100%	2.7%	100.0%	0.0%
3,851.23	103.25%	5.9%	100.0%	0.0%
4,103.00	110%	12.7%	105.2%	5.2%
4,476.00	120%	22.7%	112.9%	12.9%
4,849.00	130%	32.7%	120.6%	20.6%
5,222.00	140%	42.7%	128.3%	28.3%
5,595.00	150%	52.7%	136.0%	36.0%
5,968.00	160%	62.7%	143.7%	43.7%
6,341.00	170%	72.7%	151.4%	51.4%
6,714.00	180%	82.7%	159.1%	59.1%
7,087.00	190%	92.7%	166.8%	66.8%
7,460.00	200%	102.7%	174.5%	74.5%

The hypothetical pretax total return on the index stock represents the difference between (a) the hypothetical closing price of one share of index stock on the stated maturity date plus the dividends, if any, that would be paid on one share of the index stock at the assumed dividend yield rate, which is 0.67%, during the period from the trade date to the stated maturity date, without reinvestment of those dividends, and (b) the reference price of the index stock. This difference is expressed as a percentage of the reference price.

The hypothetical pretax total return on your note represents the difference between (a) the hypothetical market value of your note on the stated maturity date and (b) the original issue price of your note. This difference is expressed as a percentage of the original issue price of your note.

We have assumed that the market value of your note on the stated maturity date will equal the greater of the principal amount (100% of outstanding face amount) of your note and the maturity cash value (based on the hypothetical closing prices shown above) of the index stock that we would be obligated to deliver on that date in an automatic exchange of your note. There will be no automatic exchange on the stated maturity date, however, unless that maturity cash value exceeds the outstanding face amount of your note. We have assumed that, unless that maturity cash value exceeds the outstanding principal amount of your note, the market value of your note on the stated maturity date will equal the outstanding face amount.

We have also assumed that the closing price of the index stock will be the same on the determination date and the stated maturity date. Because the amount of stock that we will deliver on your note on the stated maturity date will depend on the closing price of the index stock on the determination date, changes in the closing price between the determination date and the stated maturity date could cause the pretax returns on your note to be substantially different from those reflected in the table above.

The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little or no relation to the hypothetical values shown above, and those values should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the index stock. The pretax rates of return shown above are entirely hypothetical; they are based on market values that may not be achieved on the relevant date and on assumptions that may prove to be erroneous and do not take into account the effects of any applicable taxes. Please read “Additional Risk Factors Specific to Your Note” and “Hypothetical Returns on Your Note” in the accompanying prospectus supplement no. 488.

Payments on this note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under “Supplemental Discussion of Federal Income Tax Consequences” in the accompanying prospectus supplement no. 488.

Hedging:	In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index stock on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see “Additional Risk Factors Specific to Your Note — Our Business Activities May Create Conflicts of Interest Between You and Us” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement no. 488.

Form and settlement:	We will issue the offered notes as global notes registered in the name of a nominee of Euroclear Bank S.A./ N.V., as operator of the Euroclear system (Euroclear). Investors may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the Euroclear system. Book-entry interests in the notes and all transfers relating to the offered notes will be reflected in the book-entry records of Euroclear. The initial depositary for Euroclear will be The Bank of New York (London). The Depository Trust Company will not be the depositary for the offered notes, and, accordingly, the reference to “DTC” in the first sentence under the subsection “General Terms of the Exchangeable Notes — Form and Denomination” in the accompanying prospectus supplement no. 488 will not apply to your note.

The distribution of the offered notes will be cleared through Euroclear. Any secondary market trading of book-entry interests in the offered notes will take place through Euroclear and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in U.S. dollars. See “Legal Ownership and Book-Entry Issuance — Considerations Relating to Euroclear and Clearstream” and “Legal Ownership and Book-Entry Issuance — Special Timing Considerations for Transactions in Euroclear and Clearstream” in the accompanying prospectus dated March 15, 2005.

Euroclear has established electronic securities and payment transfer, processing, depositary and custodial links among itself and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established to trade securities across borders in the secondary market.

The policies of Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Euroclear or any of their direct or indirect participants. We also do not supervise the clearing system in any way.

Euroclear and its participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.